EXECUTIVE CHANGE IN CONTROL AGREEMENT
THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into effective as of March 9, 2020 (the “Effective Date”), by and between SmartFinancial, Inc., a Tennessee corporation (“Company”), and W. Miller Welborn, a resident of the State of Tennessee (“Executive”). Company and Executive are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”
R E C I T A L S
A.Executive is currently employed by Company and SmartBank, the wholly owned bank subsidiary of Company (“Bank”), as Executive Chairman of Company and Bank.
B.The Parties desire to enter into this Agreement to provide for a bonus payable to Executive in the event of a Change in Control (as defined below), subject to the terms and conditions set forth herein, in consideration of Executive’s continued service as Executive Chairman of Company and Bank.
AGREEMENT
In consideration of the premises set forth above and the mutual agreements hereinafter set forth, effective as of the Effective Date, the Parties hereby agree as follows:
1.Definitions
. When used in this Agreement, the following terms and their variant forms shall have the stated meanings:
i.“Affiliate” shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity. For this purpose, “control” means ownership of more than 50% of the ordinary voting power of the outstanding equity securities of an entity.
ii.“Business of Employer” shall mean (i) prior to a Change in Control, any business conducted by Company or Bank or any of their respective Affiliates from time to time, including the business of commercial, retail, mortgage, and consumer banking, and (ii) after a Change in Control, any business conducted by Company or Bank or any of their respective Affiliates immediately prior to the Change in Control, including the business of commercial, retail, mortgage, and consumer banking.
iii.“Change in Control” shall mean:
1.a change in the ownership of Company or Bank within the meaning of Treasury Regulations § 1.409A-3(i)(5)(v); or
2.a change in the ownership of a substantial portion of Company’s or Bank’s assets within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vii), substituting 80% for 40% under Treasury Regulations § 1.409A-3(i)(5)(vii)(A).
iv.“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

v.“Competing Business” shall mean any person (other than an Affiliate of Company or Bank) that is conducting any business that is the same or substantially the same as the Business of Employer.
vi.“Confidential Information” shall mean all information not generally available to and known by the public, whether spoken, printed, electronic, or in any other form or medium, relating to the business, practices, policies, plans, prospects, operations, results of operations, financial condition or results, strategies, know-how, patents, trade secrets, inventions, intellectual property, records, suppliers, vendors, customers, clients, products, services, employees, independent contractors, personnel, systems, or internal controls of Company or Bank or any Affiliate of Company or Bank, or of any other person that has entrusted information to Company or Bank or any Affiliate of Company or Bank in confidence, as well as any other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and under the circumstances in which the information is known or used. The term “Confidential Information” shall include information developed by Executive in the course of Executive’s employment by Employer (as defined below) as if Employer furnished such information to Executive in the first instance. The term “Confidential Information” shall not include information that, through no fault of Executive or person(s) acting in concert with Executive or on Executive’s behalf, is generally available to and known by the public at the time of disclosure to Executive or thereafter becomes generally available to and known by the public.
vii.“Employer” shall mean, collectively, Company and Bank.
viii.“Restricted Area” shall mean (i) during the term of this Agreement, a radius of 50 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by Bank or any Affiliate of Bank from time to time during the term of this Agreement and (ii) following any Change in Control in connection with which Executive is paid the Change in Control Bonus (as defined below), a radius of 50 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by Bank or any Affiliate of Bank immediately prior to the Change in Control.
ix.“Separation from Service” shall have the meaning set forth in, and whether Executive has experienced a Separation from Service shall be determined by Company in accordance with, Treasury Regulations § 1.409A-1(h).
a.Change in Control
Bonus.
i.Subject to Section 2(b), if (i) a Change in Control occurs and (ii) immediately following such Change in Control Executive will not be employed in any capacity by, serve on the board of directors or any similar governing body of, or be compensated for services rendered in any capacity, as an officer, director, employee, consultant, independent contractor, advisor, agent, or otherwise, by Company or Bank or any successor to Company or Bank, or any Affiliate of the foregoing, Company (or its successor) shall pay to Executive a one-time cash bonus in an amount equal to 2.0 times the sum of (A) Executive’s annual base salary as Executive Chairman of Company and Bank immediately prior to the Change in Control and (B) the average of the two most recent annual cash bonuses paid to Executive prior to the Change in Control under Employer’s Annual Cash Incentive Plan (the “Change in Control

Bonus”). Subject to Section 2(b), the Change in Control Bonus shall be payable in one lump sum payment within 60 days following the Change in Control.
ii.Company (nor its successor) shall have no obligation to pay Executive the Change in Control Bonus unless, within 45 days after the effective date of the Change in Control, Executive executes and delivers to Company (or its successor) a separation agreement containing a full release of claims and covenant not to sue in form and substance reasonably satisfactory to Company (or its successor) (the “Separation Agreement”) and the Separation Agreement becomes fully effective within 60 days after the effective date of the Change in Control. Additionally, Company (nor its successor) shall have no obligation to pay Executive the Change in Control Bonus in the event of a breach by Executive of Section 3 or Section 4.
b.Confidentiality
.
i.Executive understands and acknowledges that, during the course of Executive’s employment with Employer, Executive has had and will have access to, and has learned and will learn of and about, Confidential Information. Executive acknowledges and agrees that all Confidential Information of Company or Bank or their respective Affiliates that Executive accesses, receives, learns of, or develops while Executive is employed by Employer, or that Executive has previously accessed, received, learned of, or developed while employed by Employer, shall be and will remain the sole and exclusive property of Company and Bank and their respective Affiliates.
ii.Executive understands and acknowledges that Company and Bank and their respective Affiliates have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, creating a customer base, generating customer and potential customer lists, training their employees, and improving their offerings in the field of banking and financial services. Executive understands and acknowledges that, as a result of these efforts, Company and Bank and their respective Affiliates have created and continue to create and use Confidential Information, and that the Confidential Information provides Company and Bank and their respective Affiliates with a competitive advantage over others in the marketplace.
iii.Executive covenants and agrees (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, communicate, or make available Confidential Information, or allow it to be disclosed, communicated, or made available, in whole or in part, to any person (including other employees of Company or Bank or their respective Affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of Company or Bank or their respective Affiliates, and, in any event, not to anyone outside of the direct employ of Company or Bank or their respective Affiliates except as required in the performance of Executive’s authorized employment duties to Employer or with the prior consent of the board of directors of Company in each instance (in which case such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Company or Bank or any of their respective Affiliates, except as required in the performance of Executive’s authorized employment duties to Employer or with the prior consent of the board of directors of Company in each instance (in which case such access, use, copying, or removal shall be only within the limits and to the extent of such duties or consent).

iv.Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law, rule, or regulation or pursuant to the valid order of a court of competent jurisdiction or government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, rule, regulation, or order. Executive shall promptly provide written notice of any such order to the board of directors of Company. Nothing herein shall prohibit or restrict Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority.
v.Notwithstanding any other provision of this Agreement:
i.Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and
ii.If Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Executive may disclose trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets, except pursuant to court order.
vi.Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence, or shall be deemed to have commenced, immediately upon Executive first having access to such Confidential Information (whether before or after the Effective Date) and shall continue during and after Executive’s employment by Employer until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or a breach by any person acting in concert with or at the direction of Executive or acting on Executive’s behalf.
vii.At any time upon request by Company, and in any event upon termination of Executive’s employment with Employer, Executive will promptly deliver to Employer all property of or belonging to Employer, including without limitation all Confidential Information, then in Executive’s possession or control.
2.Non-Competition; Non-Solicitation; Non-Disparagement.
viii.Non-Competition. Executive agrees that, during the term of this Agreement and for a period of one year following any Change in Control in connection with which Executive is paid the Change in Control Bonus, Executive will not (i) within the Restricted Area, either directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, engage in any business, activity, enterprise, or venture competitive with the Business of Employer; (ii) within the Restricted Area, either directly or indirectly, perform for any Competing Business any services similar to those Executive performs or performed for Company or Bank; (iii) within the Restricted Area, accept employment with or be employed by any person engaged in any business, activity, enterprise, or venture competitive with the Business of Employer; or (iv) work for or with, consult for, or otherwise be affiliated with or be employed by any person or group of persons proposing to establish a new bank or other financial institution within the Restricted Area.

ix.Non-Solicitation of Customers. Executive agrees that, during the period of Executive’s employment by Employer and for a period of one year following the termination of Executive’s employment with Employer, Executive will not directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any business from any customers of Company or Bank or any Affiliate of Company or Bank, or any prospective customers actively sought by Company or Bank or any Affiliate of Company or Bank with whom Executive has or had contact during the last two years of Executive’s employment with Employer, for purposes of selling, offering, or providing products or services that are competitive with those sold, offered, or provided by Company or Bank or any Affiliate of Company or Bank.
x.Non-Solicitation of Employees. Executive agrees that, during the period of Executive’s employment by Employer and for a period of one year following the termination of Executive’s employment with Employer, Executive will not directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, solicit, recruit, or hire away, or attempt to solicit, recruit, or hire away, any employee of Company or Bank or any Affiliate of Company or Bank with whom Executive had contact during the last two years of Executive’s employment with Employer, regardless of whether such employee is a full-time, part-time, or temporary employee of Company or Bank or an Affiliate of Company or Bank or such employee’s employment is pursuant to a written agreement, for a determined period, or at will.
xi.Non-Disparagement. Executive agrees that, both during the period of Executive’s employment by Employer and following the termination of Executive’s employment with Employer, Executive will not make any disparaging statements or remarks (written or oral) about Company or Bank or any Affiliate of Company or Bank or any of their respective officers, directors, employees, shareholders, agents, or representatives. Company agrees that, following the termination of Executive’s employment with Employer, Company will instruct its directors and senior executive officers to refrain from making any disparaging statements or remarks (written or oral) about Executive.
xii.Modification. The Parties agree that the provisions of this Agreement represent a reasonable balancing of their respective interests and have attempted to limit the restrictions imposed on Executive to those necessary to protect Employer from inevitable disclosure of Confidential Information and unfair competition. The Parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time and an arbitrator, court, or other trier of fact determines that the scope of the restrictions contained in this Agreement is overbroad, then such arbitrator, court, or other trier of fact may modify the scope of the restrictions contained in this Agreement.
xiii.Tolling. Executive agrees that, in the event Executive breaches this Section 4, the term of the restrictive covenants in this Section 4 shall be tolled during, and therefore extended by, the period of such breach.
xiv.Remedies. Executive agrees that the covenants contained in Section 3 and Section 4 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect the business, interests, and properties of Company and Bank and their respective Affiliates; and that irreparable loss and damage will be suffered by Company should Executive breach any of such covenants. Therefore, Executive agrees and consents that, in addition to all other remedies provided by or available at law or in equity, Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated or threatened breach of any of the covenants contained in Section 3 or Section 4 of this Agreement and that, in such event, Company shall not be required to post a bond. Company and Executive agree that all remedies available to Company shall be cumulative.
3.Termination; Survival. This Agreement shall automatically terminate upon the earlier of (a) the date, prior to a Change in Control, on which Executive ceases to serve as Executive Chairman of Company and Bank, whether as a result of resignation, termination, retirement, death, disability, or otherwise, and (b) the effective date of a Change in Control. The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent necessary to carry out the intentions of the Parties under this Agreement.
4.Severability
. The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, rule, regulation, or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, such law, rule, regulation, or public policy.
5.No Set-Off by Executive
. The existence of any claim, demand, action, or cause of action by Executive against Company or Bank or any Affiliate of Company or Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any of its rights under this Agreement.
6.Notices
. All notices, waivers, and other communications pertaining to this Agreement shall be in writing and shall be either personally delivered; sent by national overnight courier service, postage prepaid, next-business-day delivery guaranteed; or mailed by first class United States Mail, postage prepaid return receipt requested, to the recipient at the address below indicated:
        If to Company: If to Executive:

        SmartFinancial, Inc. W. Miller Welborn
        5401 Kingston Pike, Suite 600 103 Robin Hood Trail
        Knoxville, Tennessee 37919 Lookout Mountain, Tennessee 37350
        Attention: Board of Directors

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. All such notices, waivers, and other communications shall be deemed to have been effectively given: (a) when personally delivered to the Party to be notified; (b) two business days after deposit with a national overnight courier service, postage prepaid, addressed to the Party to be notified as set forth above with next-business-day delivery guaranteed; or (c) four business days after deposit in the United States Mail, first class, postage prepaid with return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver, or other communication shall be effectively given upon receipt), and addressed to the Party to be notified as set forth above.

7.Assignment
. Company may assign this Agreement and its rights hereunder and may delegate its duties and obligations under this Agreement, in each case without notice to or the consent of Executive. This Agreement is a personal contract, and neither this Agreement nor the rights, interest, duties, or obligations of Executive hereunder may be assigned or delegated by Executive. Subject to the preceding provisions of this Section 9, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
8.Applicable Law; Choice of Forum
. This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Tennessee, without regard to or the application of principles of conflicts of laws. The Parties agree that any litigation, suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the United States District Court for the Eastern District of Tennessee, Knoxville Division, or the courts of the State of Tennessee sitting in Knoxville, Knox County, Tennessee, and each Party irrevocably submits to the exclusive jurisdiction of and venue in such courts and waives any objection it might otherwise have to the jurisdiction of or venue in such courts.
9.Interpretation
. Words used herein importing any gender include all genders. Words used herein importing the singular shall include the plural and vice versa. When used herein, the terms “herein,” “hereunder,” “hereby,” “hereto,” and “hereof,” and any similar terms, refer to this Agreement. When used herein, the term “person” shall include an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated. Any captions, titles, or headings preceding the text of any section or subsection of this Agreement are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect.
10.Entire Agreement
; Amendment; Waivers. This Agreement embodies the entire and final, integrated agreement of the Parties on the subject matter stated in this Agreement and supersedes all prior understandings and agreements (oral and written) of the Parties relating to the subject matter of this Agreement. No amendment or supplement to or modification of this Agreement shall be valid or binding upon any Party unless the same is set forth in a written instrument signed by all Parties. A waiver by a Party of any provision of this Agreement or of any breach of this Agreement by any other Party shall not be effective unless in a writing signed by the Party granting such waiver, and no waiver shall operate or be construed as a waiver of the same or any other provision or breach on any other occasion.
11.Counterparts
. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original manually signed copy of this Agreement.
12.Rights of Third Parties

. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
13.Legal Fees
. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party may be entitled at law or in equity.
14.Code Section 409A
. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to all benefits and payments provided under this Agreement by Company to Executive:
(a) The payment hereunder of any non-qualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a Separation from Service.
(b) If Executive is a specified employee (as determined by Company in accordance with Section 409A of the Code and Treasury Regulations § 1.409A-3(i)(2)) as of Executive’s Separation from Service with Employer, and if any payment, benefit, or entitlement provided for in this Agreement constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then any such payment, benefit, or entitlement that is payable during the first six months following the Separation from Service shall be paid or provided to Executive in a lump sum cash payment to be made on the earlier of (i) Executive’s death or (ii) the first business day of the seventh month immediately following Executive’s Separation from Service.
(c) It is the Parties’ intent that the payments, benefits, and entitlements to which Executive could become entitled under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder, and, accordingly, this Agreement will be interpreted to be consistent with such intent.
(d) While the payments and benefits provided for hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall Company be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages incurred by Executive for failing to comply with Section 409A of the Code.
15.Tax Matters
.
xv.Tax Withholding. Company may deduct and withhold from any amounts payable under this Agreement all federal, state, local, or other taxes Company is required to deduct or withhold pursuant to applicable law, rule, regulation, or ruling.
xvi.Excise Tax.

a.In the event that any payments or benefits provided or to be provided by Company or Bank or their respective Affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code (or any successor provision thereto) and would, but for this Section 17(b), be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to the payment or provision of the Covered Payments the Parties will, to the extent practicable and reasonable, take such action and execute such documents as may be necessary to ensure that none of the Covered Payments will constitute “parachute payments” within the meaning of Section 280G of the Code (or any successor provision thereto), and in the event (but only in the event) it is not practicable and reasonable to take such action and execute such documents or it is not reasonably possible to ensure that none of the Covered Payments will constitute “parachute payments” within the meaning of Section 280G of the Code (or any successor provision thereto), then a calculation shall be made comparing (A) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (B) the Net Benefit to Executive if the Covered Payments are reduced to the minimum extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (A) above is less than the amount calculated under clause (B) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. The term “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 17(b) shall be made in a manner determined by Company that is consistent with the requirements of Section 409A of the Code.
b.All determinations and calculations required under this Section 17(b), including any determination of whether any payments or benefits constitute “parachute payments,” shall be made by Company in good faith and shall be final and binding on Company and Executive for all purposes. For purposes of making the determinations and calculations required by this Section 17(b), Company may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code and may engage and in good faith rely on the advice and counsel of legal, accounting, and other professional advisors. Executive shall furnish Company with such information and documents as Company may reasonably request in order for Company to make its determinations and calculations under this Section 17(b).
16.Regulatory Restrictions
. The Parties expressly acknowledge and agree that (a) any and all payments contemplated by this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359, as such laws and regulations may be amended from time to time, and (b) the obligations of the Parties under this Agreement are generally subject to such conditions, restrictions, and limitations as may be imposed from time to time by applicable state and/or federal banking laws, rules, and regulations.
IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.
COMPANY:     SMARTFINANCIAL, INC.

        By: /s/ William Y. Carroll, Jr.

         William Y. Carroll, Jr.
  President and Chief Executive Officer

EXECUTIVE:

        /s/ W. Miller Welborn
        W. Miller Welborn